Exhibit 3.2
ARTICLES OF AMENDMENT
OF
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
WINTRUST FINANCIAL CORPORATION
     Wintrust Financial Corporation, a corporation organized and existing under and by virtue of the laws of the State of Illinois (the “Corporation”),
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Corporation by the unanimous vote of its members at a meeting duly held and constituted on May 26, 2005, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Articles of Incorporation of the Corporation, declaring said amendment to be advisable and calling for such amendment to be considered at a special meeting of the shareholders of the Corporation. The resolution setting forth the proposed amendment is as follows:
     RESOLVED, that the first paragraph of Paragraph 1 of ARTICLE FOUR of the Corporation’s Amended and Restated Articles of Incorporation is amended to read as follows:
       Authorized Shares, Issued Shares and Consideration Received. The class, number of shares, and the par value, if any, of each class of stock which the Corporation shall have authority to issue shall be as follows:

	Par Value	Number of	Number of
Class	Per Share	Shares Authorized	Shares Issued
Common	no par value	60,000,000	23,529,518
Preferred	no par value	20,000,000	0
     SECOND: That such amendment has been duly adopted in accordance with the provisions of the Illinois Business Corporation Act by the affirmative vote of at least two-thirds of the votes of the shares entitled to vote on the proposal.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 10.20 of the Illinois Business Corporation Act.
* * * *

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed this 28th day of July, 2005.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra

Name: David A. Dykstra
Title: Senior Executive Vice President and Chief Operating Officer